Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - January 2012

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield	16.71%
Less: Coupon	0.65%
Servicing Fee	1.50%
Net Credit Losses	4.12%
Excess Spread :
January-12	10.44%
December-11	11.20%
November-11	11.57%
Three Month Average Excess Spread	11.07%

Delinquency:
30 to 59 Days	0.65%
60 to 89 Days	0.52%
90+ Days	1.30%
Total	2.47%

Principal Payment Rate	23.14%